Exhibit 5(f)
                             SUB-ADVISORY AGREEMENT

                   (Government Obligations Money Portfolio)

                   AGREEMENT dated as of August 16, 1988 between PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION (herein called the "Investment Advisor") and PROVIDENT NATIONAL BANK (herein called the "Sub-Advisor").

                   WHEREAS, the Investment Advisor is the investment advisor to The RBB Fund, Inc. (herein called the "Company"), an open-end, diversified, management investment company registered under the Investment Company Act of 1940, on behalf of the Company's Government Obligations Money Market Portfolio (herein called the "Portfolio"); and

                   WHEREAS, the Investment Advisor wishes to retain the Sub-Advisor to provide it with investment research, administrative, and statistical services in connection with Investment Advisor's advisory activities on behalf of the Portfolio; and

                   WHEREAS, the Sub-Advisor is willing to provide such services to the Investment Advisor upon the conditions and for the compensation set forth below,

                   NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

                   1. APPOINTMENT. The Investment Advisor hereby appoints the Sub-Advisor its sub-advisor with respect to the Portfolio as required by the Investment Advisory and Administration Agreement between the Investment Advisor and the Company dated as of August 16, 1988 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Advisory Agreement"). The Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                   2. DELIVERY OF DOCUMENTS. The Investment Advisor shall provide to the Sub-Advisor copies of the Company's most recent prospectus and statement of additional information (including supplements thereto) which relate to any class of shares representing interests in the Portfolio (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").


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                   3. SUB-ADVISORY SERVICES TO THE PORTFOLIO. Subject to the
 supervision of the Board of Directors of the Company, the Sub-Advisor will provide the Company investment research and credit analysis concerning prospective and existing investments for the Portfolio, make recommendations with respect to the continuous investment program for the Portfolio, supply the Investment Advisor computer facilities and operating personnel, and provide certain statistical services as the Investment Advisor may from time to time reasonably request. The Sub-Advisor will provide the services rendered by it hereunder in accordance with the investment objectives, policies and restrictions as stated in the applicable Prospectus and Statement of Additional Information. The Sub-Advisor further agrees that it:

          (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

          (b) will keep or assist the Investment Advisor in keeping all books and records with respect to the securities transactions of the Portfolio and their respective books of account; and

          (c) will render to the Company's Board of Directors such periodic and special reports as the Board may request.

                   4. BROKERAGE. In those instances in which the Sub-Advisor is responsible for the selection of portfolio securities, the Sub-Advisor may place orders pursuant to its investment determinations for the Company either directly with the issuer or with any broker or dealer. In placing orders with such broker or dealer, the Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. The Sub-Advisor will attempt to obtain the best net price and the most favorable execution of its orders. The Sub-Advisor will endeavor to secure the best available terms for the Company, with due regard to the quality of research and other services provided by the broker. Consistent with these obligations, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Advisor may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Company with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Company's principal distributor, the Investment Advisor, or any affiliate thereof, except to the extent permitted by SEC exemptive order or by applicable law.

                   5. COMPLIANCE WITH LAWS; CONFIDENTIALITY. The Sub-Advisor agrees that it will comply with all applicable Rules and Regulations of all Federal regulatory agencies having jurisdiction over the Sub-Advisor in the performance of its duties hereunder (herein called the "Rules"). The Sub-Advisor will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

                  6. SERVICES NOT EXCLUSIVE. The Sub-Advisor's services hereunder are not deemed to be exclusive, and the Sub-Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

                  7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 of the Rules, the Sub-Advisor hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Sub-Advisor further agrees to preserve, or cause the Investment Advisor to preserve, for the periods prescribed by Rule 3la-2, the records required to be maintained by Rule 31a-1 of the Rules.

                  8. EXPENSES. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement.

                  9. COMPENSATION. For the services which the Sub-Advisor will render to the Investment Advisor under this Agreement, the Investment Advisor will pay to the Sub-Advisor a monthly fee equal to 75% of each month's advisory fee received by the Investment Advisor from the Company on behalf of the Portfolio, pursuant to the Advisory Agreement between the Investment Advisor and the Company. The Investment Advisor shall inform the Sub-Advisor prior to waiving any advisory fees. The sub-advisory fee shall be paid by the Investment Advisor to the Sub-Advisor at least quarterly.

                 10. LIMITATION ON LIABILITY. The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Advisor or by the Company in connection with the matters to which this Agreement relates, except it shall be liable to the Investment Advisor and the Company for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

                 11. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Portfolio upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Portfolio and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 1990. Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of the Company or any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio; PROVIDED HOWEVER, that this Agreement may be terminated with respect to the Portfolio by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' written notice to the Investment Advisor, and will be terminated upon any termination of the Advisory Agreement between the Company and the Investment Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the Investment Company Act of 1940, as amended.)


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                 12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

                 13. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

                   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

 Attest:
/s/ John D. Silcox, Jr.          PROVIDENT INSTITUTIONAL
-----------------------          MANAGEMENT CORPORATION
 (Corporate Seal)                By: Thomas H. Neim


 /s/ John D. Silcox, Jr.         PROVIDENT NATIONAL BANK
------------------------         By: John W. McLaughlin

(Corporate Seal)